Exhibit 99.1

Bank of the Ozarks, Inc. Elects New Board Member

Little Rock, Arkansas – George Gleason, Chairman of the Board and Chief Executive Officer of Bank of the Ozarks, Inc. (NASDAQ: OZRK), announced the election of Catherine Blanton Freedberg, Ph.D. to the Company’s and its subsidiary bank’s Boards of Directors.

Freedberg, a native of Shelby, North Carolina, was formerly a director of The First National Bank of Shelby, following in the footsteps of her father, grandfather and great-grandfather. Bank of the Ozarks, Inc. acquired The First National Bank of Shelby in a transaction completed on July 31, 2013.

“Catherine’s intellect, leadership and community banking heritage, coupled with unwavering principles of integrity and hard work make her an outstanding addition to our distinguished Board of Directors,” commented Gleason. “We are fortunate to have her join us as we continue to execute our plan to provide the highest level of service to our customers, drive long-term growth and profitability, and build shareholder value.”

Freedberg holds a Ph.D. from Harvard University where she has served as Lecturer in the Department of Art and Architecture. She is a Trustee of the Smith College Museum of Art in Northampton, Massachusetts, is a Fogg Fellow at the Harvard Art Museums, and serves on the Smithsonian Institution Women’s Committee. She resides in Washington, DC.

Bank of the Ozarks, Inc. is a bank holding company with $4.04 billion in total assets as of June 30, 2013 and its shares are traded on the NASDAQ Global Select Market under the symbol “OZRK.” Bank of the Ozarks is a state-chartered wholly-owned subsidiary of the Company that conducts banking operations through 132 offices in Arkansas, Georgia, North Carolina, Texas, Florida, Alabama, South Carolina and New York. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.